Exhibit 10.1

EMPLOYMENT AGREEMENT

(Bonnie Fuller)

EMPLOYMENT AGREEMENT (the “Agreement”) dated June 26, 2003 by and between American Media Operations, Inc. (the “Company” or “AMI”) and Bonnie Fuller (the “Executive”).

WHEREAS, the Company desires to employ Executive and to enter into an Agreement embodying the terms of such employment;

WHEREAS, Executive desires to accept such employment and enter into such an Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment; Executive Representation.

a. Employment Term . The Company shall employ Executive for a period of three years commencing on July 7, 2003 (the “Effective Time”) and ending on June 30, 2006 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement.

b. Executive Representation. Executive represents and warrants that, to the best of her knowledge, Executive is not a party to, or bound by, any agreement or restrictive covenant that would prohibit Executive from entering into this Agreement and performing Executive’s duties hereunder. In the event of any third party allegations to the contrary, no indemnity of any kind is hereby given or implied. However, Executive agrees to fully cooperate with Company in its defense of any such third party claims. Executive represents and warrants that she has disclosed to the Company all material communications (whether oral or written) related to the negotiation, execution and termination of any employment agreement with her prior employers and has provided true and complete copies of all written documents related thereto.

c. Prior Agreements. This Agreement supercedes all prior Agreements and understandings (including verbal Agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates (collectively, the “Prior Agreements”).

2. Position.

a. During Executive’s employment by the Company, Executive shall serve as Executive Vice President/Chief Editorial Director. Executive will also serve as a member of the Company’s Management Committee. In such position, Executive shall report directly and solely to the Company’s President and Chief Executive Officer and shall have such duties and authority as shall be determined from time to time by the President/Chief Executive Officer of the Company consistent with Executive’s title.

b. During Executive’s employment with the Company, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would materially conflict with the rendition of such services either directly or indirectly, without the prior consent of the Company’s Chief Executive Officer, which will not be unreasonably withheld.

3. Base Salary. During Executive’s employment with the Company, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $1,500,000.00 (One Million Five Hundred Thousand Dollars and Zero Cents), payable in regular installments in accordance with the Company’s usual payment practices (but no less regularly than bi-weekly).

4. Circulation Incentive Bonus. Per the attached plan (Exhibit “B”), Executive will be eligible to earn, on a weekly basis, an incentive based on the unit sales of the Company’s publications identified in Exhibit “B”. The weekly Target Bonus (“Target Bonus”) is $17,307.69 per week (52 weeks x $17,307.69 = $900,000.00). The calculation is based on achieving a predetermined base unit sales level. The base unit sales level during the first plan year will be approximately the average sales of the Company’s publications during the 13 weeks (for publications published monthly, the average unit sales will be based on the last twelve issues) preceding the first plan year. The base unit sales for each future year will be the lower of (i) approximately the average sales of the Company’s publications during the 13 weeks (for publications published monthly, the average unit sales will be based on the last twelve issues) preceding the applicable plan year, or (ii) 105% of the base unit sales level upon which the Target Bonus was calculated during the prior plan year; provided, however, in no event will the base unit sales level for any future year be below the base unit sales level for the immediately preceding plan year. Executive may exceed the Target Bonus amount by increasing sales beyond the targeted unit sales amount. Payments under this plan will be made weekly, based upon scan estimates received each Wednesday. Adjustments to these estimates, either positive or negative, and the related payment will be made for the period of time that the Company accepts returns under the terms of its national distributor contract. There is no limit on the amount payable to Executive under the Circulation Incentive Plan. Executive is guaranteed a minimum of at least $500,000.00 (Five Hundred Thousand Dollars and Zero Cents) in Circulation Incentive Bonus during Executive’s first year of employment with the Company, which will be paid to Executive at the rate of $17,307.69 per week until the $500,000.00 guarantee is met. Notwithstanding that the Target Bonus will be calculated and paid weekly as described above, reconciliation of payments due will be made as of the end of each plan year based upon actual circulation levels achieved on a cumulative basis for such plan year as compared to the base unit sales level for that plan year. If the actual sales level achieved for the year is between 95% and 100% of the base unit sales level, Executive will be paid that percentage of her Target Bonus for such plan year less payments previously made during such plan year. If the actual sales level achieved for the year is below 95% of the base unit sales level for the year, no payment will be made. In the event that additional publications are acquired or existing publications cease to be published, Executive and the Company agree to negotiate, in good faith, adjustments to the Circulation Incentive Plan.

5A. Employee Benefits. During Executive’s employment with the Company, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance (available to her and her spouse and children in accordance with the requirements of the insurance plan) and short term and long term disability insurance, retirement benefits and fringe benefits (collectively “Employee Benefits”) on the same basis as those benefits are generally made available to other most senior employees of the Company or its affiliated entities. Executive will be eligible for the reimbursement of Executive’s health club related expenses with an annual maximum of $18,000.00 (Eighteen Thousand Dollars and Zero Cents). Executive shall be entitled to use The Big Apple Car Service for business related travel and travel to and from the office, and entitled to first class travel and accommodations for business travel, ground transportation relating to business travel and a per diem. Executive will be provided with a private office (size and furnishings commensurate with her level) in the Company’s New York City main editorial office. When Executive is requested to work from the Company’s California and Florida offices, Executive will be provided with a private office to use while Executive is working from the California or Florida office. Executive may only be required to work outside of the New York metropolitan area intermittently, and for no more than two weeks at any one time. Executive will be provided with a dedicated assistant in the New York City office, and will be provided an assistant from the Chairman’s Office while working from the California or Florida offices. Executive will be provided with the equipment/service necessary to set up a home office, including, but not limited to: notebook computer, desk-top computer, desk, copier/fax/printer, and home DSL connection (or equivalent). Additionally, Executive will be provided with a company cell phone to use for business purposes.

5B. Equity Arrangements

Executive will be granted, on your first day of employment, equity units with an estimated value of $1,500,000.00 upon a liquidation event, as defined in the subscription agreement. This estimated value is based on numerous factors, including, but not limited to, the Company achieving its targets as contained in the business plan. This grant will be subject to the terms and conditions of a subscription agreement, including, but not limited to, a vesting schedule. Additional grants, based upon performance, will be made at the option of the Company’s Chief Executive Officer, on a yearly basis. Further, additional grants will be made to Executive, if necessary, to insure that the future issuance of grants to other persons will not be dilutive to Executive.

6. Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates. It is understood that Executive shall have no affirmative duty to mitigate damages (and the Company shall not be entitled to mitigation) in the event of her termination of employment with the Company. Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that either party will be required to give the other party at least 30 days advance written notice of any termination of Executive’s employment and Executive will give the Company at least 30 days advance written notice of any resignation of Executive’s employment. If Executive’s employment is terminated by the Company, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any bonus earned but unpaid as of the date of termination for any previously completed fiscal year, and a prorated portion of the current fiscal year bonus, if any, up to the date of termination of employment;

(C) in accordance with Company policy, reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the date of Executive’s termination; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company. If Executive is terminated for any reason other than Cause, Executive will be entitled to receive health insurance benefits through the balance of the Term (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

E) Severance pay in the amount of the remaining base salary due under the terms and conditions of this Agreement, if termination is for any reason other than Cause or Expiration of the Employment Term or resignation by Executive. Severance pay, will be payable in equal monthly installments. For purposes of this Employment Agreement, “Cause” shall mean (i) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony which materially adversely affects the Company, (ii) Executive’s willful or gross misconduct in the performance of duties owed to the Company that is intended to materially adversely affect the Company or that Executive knew or should have known would have such effect or (iii) Executive’s willful refusal or willful failure to substantially perform Executive’s essential duties to the Company (other than due to Executive’s illness); provided that prior to any termination pursuant to this clause (iii), (A) the Company must provide Executive with written notice specifically identifying the reasons the Company believes this clause (iii) is applicable and (B) Executive must have continued to willfully refuse or willfully fail to perform such essential duties for a 30 day period following receipt of such notice.

F) Expiration of the Employment Term. Upon expiration of the Employment Term, unless Executive’s employment is earlier terminated pursuant to the above, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the last day of the Employment Term and Executive shall be entitled to receive the Accrued Rights. In the event that the Company does not intend to extend the terms and conditions of this Employment Agreement upon expiration of the Term, the Company will provide the Executive with 6 months advance written notice of its intent to not extend this Employment Agreement, and the Term will automatically be extended until six-months from the date the Company gives such notice.

G) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, or unless the Term is extended pursuant to Paragraph 6(F), above, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will, for any reason or for no reason and at any time, by either Executive or the Company; provided that the provisions of Section 7 and Exhibit A (Confidentiality/Non Compete Addendum) of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment and provided that Executive will receive compensation as provided herein unless otherwise agreed by the parties (including all contingent compensation, title and benefits).

Following such termination of Executive’s employment, except as set forth in this Section 6, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

7. Confidentiality. Concurrent with the execution of this Agreement by Executive, Executive shall execute and deliver to Company, Exhibit “A,” entitled Confidentiality/Non Compete Addendum, which is attached hereto and made a part hereof.

8. Miscellaneous.

a. Governing Law and Exclusive Venue. This Agreement shall be governed by and construed in accordance with the laws of the New York, without regard to its choice of laws principles. The parties agree that any suit, under, in connection with, or in any way related to this Agreement shall only be brought in the state courts located in New York City or in the United States District Court located in the borough of Manhattan in New York City.

b. Entire Agreement/Amendments. This Agreement and Exhibit “A” hereto contain the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company; provided that the Company is responsible for all terms contained herein, and provided that no assignment can result in a change in job title, a different job description or Executive’s required relocation outside of the New York metropolitan area.

f. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

To the attention of the Company’s Senior Vice President, Human Resources and Administration at the principal corporate headquarters of the Company.

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

h. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

i. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

j. Survival. Notwithstanding any termination/expiration of the Agreement, all rights and obligations hereunder which by their nature should survive termination/expiration, shall survive.

k. Various. The parties will mutually agree upon the language of any press release issued regarding the consummation of this Employment Agreement and agree that Rubenstein & Associates will be retained to publicize the consummation of this Employment Agreement. The Company will pay dues on behalf of Executive at any professional organization relating to Executive’s job responsibilities up to $1,000.00. Upon termination, Executive shall be entitled to retain her Rolodex, all personal files and can retain her assistant(s). The Company acknowledges that Executive is entitled to five weeks of vacation time per year (including two weeks during the Christmas/New Year holiday period). The Company further acknowledges that Executive currently has existing vacations scheduled from June 27 through July 6, 2003 and from July 31 to August 1, 2003 and the week of August 25, 2003. The Company will reimburse Employee for her out-of-pocket COBRA payments made prior to her becoming eligible for health insurance coverage provided by the Company. For purposes of clarity, Executive will become eligible for health insurance coverage on the first calendar day of the first month after she completes three months as a full time employee. For further purposes of clarity, any pre existing conditions limitation under the Company’s health insurance plan is eliminated if Executive has had prior continuous coverage from another health plan for Executive and covered dependents for at least the prior 12 months, with no gap in coverage. The Company further confirms that New York Presbyterian Hospital is currently listed as a participating provider in the network that is used under the Company’s current health insurance program.

9. Advice of Counsel. In entering into this Agreement, Executive represents that she has had an opportunity to seek, and has sought the legal advice of her attorney, an attorney of her own choice and that the terms of this Agreement have been completely read and explained by her attorney, and that those terms are fully understood and voluntarily accepted by Executive.

The Company will reimburse Executive for her attorney fees incurred in respect to the negotiation of this Employment Agreement, up to a maximum amount of $50,000.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AMERICAN MEDIA OPERATIONS, INC.

By:	/s/ David Pecker
David Pecker
Chief Executive Officer

By:	/s/ Bonnie Fuller
Bonnie Fuller
Executive

EXHIBIT “A”

Confidentiality / Non-Compete Addendum

1. For purposes of this Addendum, the term “Confidential Information” is defined to mean any non-public information (including any and all information that becomes public by your actions or actions of persons obtaining access to information directly or indirectly from or through Executive) related to the Company (as such term is defined in the Employment Agreement) and its related and/or affiliated corporations (hereinafter the “Company” or “AMI”), its business, finance or proprietary information, including but not limited to information regarding its officers and employees, its data, statistics, business plans, records, trade secrets, business secrets, operational methods, customer lists, concepts, ideas, policies and/ or any other information regarding the Company’s property or data, whether tangible or intangible, and whether or how stored, compiled or memorized physically, electronically, photographically, or by any other means, and specifically including, without limitation, AMI proprietary system designs and programs and information of any kind, AMI system specifications and AMI operational methodologies.

2. Executive (as such term is defined in the Employment Agreement) acknowledges that Confidential Information is proprietary to, and a valuable asset of, the Company and that any disclosure or unauthorized use thereof in violation of this Addendum will cause irreparable harm and loss.

3. Executive shall retain any Confidential Information in strictest confidence and shall not at any time, whether during or after Executive’s term of employment with Company, use, exploit or disclose or permit the use, exploitation or disclosure of any Confidential Information obtained from the Company and/or AMI’s Employees unless otherwise required by law. Executive covenants and agrees that she shall not, either directly or indirectly, publish or disclose any Confidential Information subject to this Addendum or use such Confidential Information for the benefit of herself, another party or any third parties, without the prior written consent of the President of the Company. Executive further agrees that she will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

4. Upon termination of employment or demand by the Company, Executive shall immediately deliver to AMI without retaining copies thereof, any and all Confidential Information and derivations thereof in her possession or control, including but not limited to, all notes, analyses, compilations, studies, interpretations, and other documents, including but not limited to, photographic, video or electronic documents and recordings.

5. Executive shall not, without the prior written consent of the President of the Company, make any public statement, announcement or release to any person or entity, including, but not limited to, trade publications, the press, any competitor of the Company, customer, or any other third party, disclosing or relating to any Confidential Information, except as may be necessary to comply with the requirements of any applicable law, governmental order or regulation in connection therewith (“Governmental Disclosure”). Prior to any Governmental Disclosure, Executive shall comply with Section 6 hereto. Executive agrees that she will not discuss with the media any aspect of her employment with the Company and will not write, speak, or give interviews, either directly or indirectly, on or off the record about her work at the Company, including without limitation, facts and information she has learned during her employment about the Company and her assignments, for purposes of publication in any way, directly or indirectly, without prior written approval by the President of the Company, which approval will not be unreasonably withheld.

6. In the event that Executive is requested or required to disclose any Confidential Information subject to this Addendum in a legal or regulatory proceeding, Executive shall provide AMI with prompt written notice of any such request or requirements in order to provide AMI an opportunity to seek a protective order or other appropriate remedy. Executive agrees to cooperate with AMI and its counsel, at AMI’s sole cost and expense, in any effort to prevent such disclosure of the Confidential Information.

7. Except as provided otherwise, while employed and for a period of one (1) year following Executive’s termination of employment for any reason, Executive shall not, in any manner, attempt to solicit or solicit any employee of AMI, its affiliates, subsidiaries, parent or related companies or successors or assigns with any offer of employment or consultancy, or hire, retain, engage or otherwise employ or utilize the services of any such employee of AMI.

8. Executive agrees that during the term of her employment with AMI and for the period of three (3) months following Executive’s voluntary termination of employment, she will not engage in any relationship, directly or indirectly, including but not limited to, advising, being compensated in any way by, being employed by, permitting her name to be associated with or used by, or consulting, with any Prohibited Business (as hereinafter defined) within the United States of America or Canada. For purposes of this agreement “Prohibited Business” means any business which is in any way involved in the publishing, production, pre-press, marketing, racking, or servicing of products similar to AMI, which includes, but is not limited to companies which provide pre-press services, in the United States of America or Canada . Executive acknowledges that AMI’s products and services are marketed throughout the United States of America and Canada and that therefore a restriction to the geographic area of the United States of America and Canada is reasonable with regard to AMI’s business plans and the market for its products and services. In the event that the term of Executive’s Employment Agreement expires and Executive becomes an employee at will under terms and conditions similar to those contained in her Employment Agreement, and if Executive’s employment is terminated, while Executive is an employee at will, Executive will additionally be bound by the terms of this Paragraph for a period of six months, provided that AMI compensates Employee in the amount of $125,000.00 per month (“Severance”) for the six-month non-competition period. If Executive does not comply with the terms contained herein, AMI shall not be obligated to pay Executive Severance. AMI agrees to pay the greater of the Severance described above, or AMI’s Severance program in effect at the time of termination of employment during the six month non-competition period.

9. Executive acknowledges that the restrictions and conditions set forth in this Addendum are essential to AMI’s execution of Executive’s Employment Agreement, without which, AMI would not have entered into this agreement. Executive expressly acknowledges that the restrictions set forth in this Addendum are reasonable and valid.

10. Executive agrees that she will make no statements about the Company, its officers or employees that are intended to, or may reasonably be expected to disparage or impugn them or to otherwise make any statement that will adversely affect the reputation of the Company, its officers or employees or otherwise disrupt, damage, impair or interfere with the Company or its operations or business prospects.

11. Executive acknowledges that a breach of any of the terms, covenants or conditions contained in this Addendum by Executive and/or those under her control will result in irreparable damage to AMI and that such damage will be presumed to have occurred. In the event of such breach or threatened breach, AMI shall be entitled to seek appropriate injunctive relief in any court of competent jurisdiction, restraining Executive and/or those under her control from any such threatened or actual violation of the provisions of this Addendum. Executive acknowledges that she may also be liable for any actual damages experienced by AMI in the event of a breach, according to proof. Specifically and unless stated otherwise, all remedies provided for in this Addendum shall be cumulative and in addition to and not in lieu of any other remedies available to AMI at law, in equity, or otherwise.

12. Nothing contained in this Addendum shall be construed as granting or conferring any rights by license or otherwise in any Confidential Information disclosed.

13. No delay or omission by AMI to exercise any right or power occurring upon any noncompliance or default by Executive with respect to any of the terms of this Addendum shall impair any such right or power or be construed to be a waiver thereof. A waiver by AMI of any covenants, conditions, or agreements to be performed by Executive shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained.

14. The provisions of this Addendum shall survive termination/expiration of the Agreement.

AMERICAN MEDIA OPERATIONS, INC.

By:	/s/ David Pecker	By:	/s/ Bonnie Fuller
	David Pecker Chief Executive Officer		Bonnie Fuller Executive

Date: June 26, 2003			Date: June 26, 2003